Shareholder meeting results
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected as follows:


						Votes For 		Votes Withheld

Jameson A. Baxter 			17,936,823 	870,676
Charles B. Curtis 			17,939,043 	868,456
Myra R. Drucker 			17,956,305 	851,194
Charles E. Haldeman, Jr. 		17,947,375 	860,124
John A. Hill 				17,938,408 	869,091
Ronald J. Jackson* 			17,954,306 	853,193
Paul L. Joskow 				17,943,176 	864,323
Elizabeth T. Kennan 			17,921,426 	886,073
John H. Mullin, III 			17,929,950 	877,549
Robert E. Patterson 			17,942,953 	864,546
George Putnam, III 			17,897,296 	910,203
A.J.C. Smith** 				17,911,884 	895,615
W. Thomas Stephens 			17,927,889 	879,610
Richard B. Worley 			17,953,168 	854,331

A motion with respect to a proposal to approve an amendment to the funds Agreement and Declaration of Trust was not brought
before the meeting and accordingly no vote was taken	 with
respect to the proposal.

* Mr. Jackson retired from the Board of Trustees on June 10,
2005.
** Mr. Smith retired from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.

January 10, 2005 meeting
A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was defeated as follows:

		Votes For 		Votes Against 		Abstentions
		11,766,415 	1,198,777 			6,026,229

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

	Votes For 		Votes Against 		Abstentions
	11,845,783 	1,102,612 			6,043,026


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was defeated as follows:

	Votes For 		Votes Against 		Abstentions
	12,280,983 	738,460 			5,971,978


All tabulations are rounded to the nearest whole number.